Exhibit 10.1

AMENDED AND RESTATED ASSET MANAGEMENT AGREEMENT
by and among
FRONT YARD RESIDENTIAL CORPORATION,
FRONT YARD RESIDENTIAL, L.P.,
and
ALTISOURCE ASSET MANAGEMENT CORPORATION

AMENDED AND RESTATED ASSET MANAGEMENT AGREEMENT, dated as of May 7, 2019 (the “Effective Date”), by and among FRONT YARD RESIDENTIAL CORPORATION, a Maryland corporation (“Front Yard”), FRONT YARD RESIDENTIAL, L.P., a Delaware limited partnership (the “FYR LP”), and ALTISOURCE ASSET MANAGEMENT CORPORATION, a U.S. Virgin Islands corporation (“Manager”) (each, a “Party” and, collectively, the “Parties”).
W I T N E S S E T H:
WHEREAS, the Parties entered into that certain Asset Management Agreement, entered into as of March 31, 2015 and effective as of April 1, 2015, as amended by that certain Amendment to Asset Management Agreement, entered into as of April 7, 2015 (the “Original Management Agreement”); and
WHEREAS, the Parties desire to amend and restate the Original Management Agreement in its entirety on the terms set forth herein.
NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the Parties hereby agree as follows:
Section 1Definitions.
(a)    The following terms shall have the meanings set forth in this Section 1(a):
“AAA” means the American Arbitration Association.
“Additional Base Fee” means, for any calendar quarter, the product of (i) fifty percent (50%) of the amount, if any, of any Excess Quarterly AFFO multiplied by (ii) the number of shares of Common Stock used for purposes of determining FFO for such calendar quarter in the financial statements of Front Yard for such period, as adjusted pursuant to Section 6(h).
“Adjusted AFFO” means, for any calendar quarter or calendar year, the AFFO for such period, calculated after the deduction of the Minimum Base Fee and prior to the deduction of any Additional Base Fee or Incentive Fee paid or payable for such period.
“Affiliate” means, with respect to a Person, (i) any Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such other Person, (ii) any executive officer, general partner or managing member of such Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer, general partner or managing member.
“Affiliate Agreement” means any agreement between Front Yard or any Subsidiary, on the one hand, and Manager or any of its Affiliates (which, for the purposes of this Agreement, shall not include Front Yard and the Subsidiaries), on the other hand, together with any modifications or amendments thereto approved by Front Yard and Manager.

“AFFO” means adjusted funds from operations, calculated by adjusting FFO by adding back acquisition and related expenses, equity based compensation expenses and any other non-recurring or non-cash items, and subtracting recurring capital expenditures on all Real Estate Assets, and subtracting the cost of leasing commissions to the extent not already reflected in FFO, in each case, in a manner consistent in all respects with the guidance of the National Association of Real Estate Investment Trusts in effect as of the Effective Date; provided, that with respect to any period that includes a partial calendar quarter, AFFO for such partial calendar quarter shall be calculated by proration based on the number of days in such partial calendar quarter.
“AFFO Adjustment Amount” means, for any calendar year, the amount, if any, by which AFFO for such calendar year is less than the product of (i) $0.60 multiplied by (ii) the number of shares of Common Stock outstanding during such calendar year (based on the number of shares of Common Stock used for calculating FFO per share of Common Stock in the financial statements of Front Yard for such calendar year), in each case, as adjusted pursuant to Section 6(h).
“Aggregate Fee Cap” has the meaning set forth in Section 6(e).
“Aggregate Fees” means (i) for any period after the Effective Date, the sum of all Base Management Fees and the Incentive Fees paid or payable to Manager under this Agreement with respect to such period plus (ii) solely with respect to any period prior to the Effective Date, the sum of all Base Management Fees, Conversion Fees and Incentive Fees (solely for purposes of this clause (ii), in each case as defined in the Original Management Agreement) paid or payable to Manager under the Original Management Agreement with respect to such period.
“Agreement” means this Amended and Restated Asset Management Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Arbitrator” has the meaning set forth in Section 6(g)(i).
“Automatic Renewal Term” has the meaning set forth in Section 10(a).
“Average Gross Real Estate Assets” means, with respect to the determination of the Aggregate Fee Cap applicable to any calendar year, the arithmetic average of the amount of Gross Real Estate Assets as of the following five (5) dates: the first day of such calendar year, the first day of each of the second, third, and fourth calendar quarters of such calendar year and the first day of the succeeding calendar year.
“Base Fee Computation” has the meaning set forth in Section 6(c)(i).
“Base Management Fee” has the meaning set forth in Section 6(c)(ii).
“Board” means the board of directors of Front Yard.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.
“Cause Event” means the occurrence of any of the following:
(i) entry of a final judgment by any court or governmental body of competent jurisdiction not stayed or vacated within thirty (30) days that Manager or any of its agents, assignees or controlled Affiliates has committed a felony or a material violation of applicable securities laws that has a material adverse effect on the business of Front Yard or the ability of Manager to perform its duties under the terms of this Agreement;
(ii) entry of an order for relief in an involuntary bankruptcy case relating to Manager or Manager authorizing or filing a voluntary bankruptcy petition;
(iii) the liquidation or dissolution of Manager;
(iv) a court determination that Manager has committed fraud against Front Yard, misappropriated or embezzled funds of Front Yard, or has acted, or failed to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, that if any of the actions or omissions described in this clause (iv) are caused by an employee and/or officer of Manager or one of its controlled Affiliates and Manager takes all necessary action against such person and cures the damage caused by such actions or omissions within thirty (30) days after Manager’s actual knowledge of the occurrence thereof, then such event shall not constitute a Cause Event;
(v) Front Yard fails to qualify as a REIT under the Code as a result of an action or inaction of Manager (unless, pursuant to Front Yard’s Governing Agreements, the Board determines that it is no longer in the best interests of Front Yard to continue to be qualified as a REIT (in which case the failure to qualify as a REIT shall not be a Cause Event));
(vi) Manager materially breaches a material provision of this Agreement and such breach shall continue for a period of thirty (30) days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or sixty (60) days after written notice of such breach if Manager takes steps to cure such breach within thirty (30) days of the written notice); or
(vii) the independent public accounting firm for Manager or Front Yard or any Subsidiary provides an opinion qualified as to scope of audit or going concern or fails to state that the applicable financial statements fairly present the financial condition and results of operations of Manager or Front Yard or any Subsidiary as of the end of and for any quarterly financial period in accordance with GAAP (an “Opinion Qualification”) that (I) with respect to an Opinion Qualification relating to Manager, (a) is reasonably expected to have a material adverse effect on Manager’s ability to perform its duties under this Agreement or (b) is reasonably expected to have a material adverse effect on Front Yard, and (II) with respect to an Opinion Qualification relating to Front Yard or any Subsidiary, such Opinion Qualification is a result of any action or inaction of Manager; provided that if such Opinion Qualification is caused by an employee of Manager, such Opinion Qualification shall not be a Cause Event if (1) such employee is promptly terminated by Manager, and (2) following the termination of such employee, a clean opinion or an unqualified opinion is promptly issued by an independent public accounting firm.
“Claim” means any claim, suit, action or proceeding.
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Common Stock” means the common stock, par value $0.01 (or such other amount as may be determined by the Board), of Front Yard.
“Company Action” has the meaning set forth in Section 16(j).
“Competitive Activity” means (i) the acquisition or sale of portfolios of REO Properties, (ii) the carrying on of the Single-Family Rental Business, (iii) the purchase of portfolios of sub-performing or non-performing residential mortgage loans, (iv) the acquisition, ownership, operation, rental, renovation or management of Real Estate Assets that are single-family residential real estate assets, or (v) any other activity which Front Yard or any Subsidiary engages in and for which Manager provides asset management and corporate governance services with respect thereto; provided that this clause (v) shall not apply to any activity engaged in or in connection with which Manager is providing substantial services to Persons other than Front Yard or any Subsidiary prior to the date on which the Board directs Manager to engage in such activity; and provided, further, that the definition of Competitive Activity shall not include (A) any lending or insurance activities or (B) the acquisition, ownership, operation, rental, renovation or management of any Real Estate Assets that are not single-family residential real estate assets. Notwithstanding the foregoing, to the extent that a majority of the Independent Directors grants a waiver to Manager to carry on any Competitive Activity, such activity shall not be deemed a “Competitive Activity” solely to the extent of such waiver; provided that the Independent Directors shall have no obligation to grant such waiver.
“Conduct Policies” means, collectively, (i) Front Yard’s Code of Business Conduct and Ethics, (ii) Code of Business Conduct and Ethics applicable to Senior Financial Officers, (iii) Board Approval Policy, (iv) Insider Trading Policy applicable to Senior Financial Officers, (v) Code of Ethics applicable to Senior Financial Officers, (vi) Corporate Governance Guidelines, (vii) management directives approved by the Board from time to time, and (viii) any other compliance and governance policies and procedures required under the Exchange Act or the Securities Act, or by the NYSE or any exchange on which the securities of Front Yard or any Subsidiary may be listed, if any.
“Confidential Information” means any and all non-public information, written or oral, obtained by Manager or any of its Affiliates in connection with the services rendered by Manager (directly or through any Affiliate of Manager) under this Agreement.

“Dedicated Officer” has the meaning set forth in Section 2(t).
“Designated Employee Expenses” means any costs or expenses (including wages, salaries and benefits) attributable to the activities of the Director, Construction of Manager, the Senior Corporate and Transactional Attorney of Manager, and the two (2) Regional Field Services Managers of Manager who are contemplated by the Parties to become employees of Front Yard or a Subsidiary after the Effective Date.
“Designated Manager Expenses” means any type of cost or expense (including all Manager Expenses), other than any Designated Employee Expenses and any other cost or expense that is specifically reimbursable to Manager or any of its Affiliates by Front Yard or any Subsidiary pursuant to a reimbursement obligation under this Agreement, that is being borne by Manager or any of its Affiliates (which, for the purposes of this Agreement, shall not include Front Yard and the Subsidiaries) (either as a result of Manager’s employees performing such services or as a result of Manager paying third parties) in connection with Front Yard’s business without reimbursement by Front Yard or the Subsidiaries as of the Effective Date (including any costs or expenses (including benefits) incurred with respect to any employees of Manager or any of its Affiliates (which, for the purposes of this Agreement, shall not include Front Yard and the Subsidiaries) who are performing property management services as of the Effective Date).
“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.
“Effective Termination Date” has the meaning set forth in Section 10(b).
“Excess Quarterly AFFO” means, for any calendar quarter, the amount by which the Adjusted AFFO attributable to each share of Common Stock for such calendar quarter (based on the number of shares of Common Stock used in the financial statements of Front Yard for such calendar quarter in determining FFO per share of Common Stock) (without taking into account any rounding of such amount) exceeds $0.15, in each case as adjusted pursuant to Section 6(h).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Expense Budget” has the meaning set forth in Section 7(e).
“Expense Fee Computation” has the meaning set forth in Section 7(c).
“FFO” means net income (or loss) of Front Yard (as computed in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of property, and adding back depreciation, amortization and impairment on Real Estate Assets, and after adjustments for unconsolidated partnerships and joint ventures, calculated, in each case, in a manner consistent in all respects with the guidance of the National Association of Real Estate Investment Trusts in effect as of the Effective Date; provided, that with respect to any period that includes a partial calendar quarter, FFO for such partial calendar quarter shall be calculated by proration based on the number of days in such partial calendar quarter.

“Front Yard” has the meaning set forth in the introductory paragraph to this Agreement.
“Front Yard Indemnified Party” has meaning set forth in Section 8(c).
“FYR LP” has the meaning set forth in the introductory paragraph to this Agreement.
“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.
“Governing Agreements” means, with regard to any entity, the charter, articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the certificate of formation and limited liability company agreement or operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case, as amended.
“Gross Real Estate Assets” means, as of any date of determination, the aggregate book value of all Real Estate Assets owned by Front Yard and the Subsidiaries before reserves for depreciation, impairment or other non-cash reserves as computed in accordance with GAAP.
“Gross Shareholder Equity” means, with respect to the determination of any Incentive Fee for any calendar year, the arithmetic average of all shareholder equity as computed in accordance with GAAP and adding back all accumulated depreciation and changes due to non-cash valuations (including those recorded as a component of accumulated other comprehensive income) and other non-cash adjustments, in each case, as computed in accordance with GAAP and consistent with the consolidated balance sheet of Front Yard filed with the SEC, in each case, as of the following five (5) dates: the first day of such calendar year, the first day of each of the second, third and fourth calendar quarters of such calendar year and the first day of the succeeding calendar year.
“Group” shall mean a group of Persons within the meaning of Section 13(d)(3) of the Exchange Act.
“Incentive Fee” means:
(i)    with respect to 2019, an amount, not less than zero, equal to (A) 20% multiplied by (B) the excess, if any, of (1) AFFO (calculated prior to the deduction of any Incentive Fee) for the period between the Effective Date and December 31, 2019 over (2) (w) Gross Shareholder Equity for such period multiplied by (x) 5% multiplied by (y) the number of days between the Effective Date and December 31, 2019 divided by (z) 365;

(ii)    with respect to the calendar year, if any, in which this Agreement is terminated, an amount, not less than zero, equal to (A) 20% multiplied by (B) the excess, if any, of (1) AFFO (calculated prior to the deduction of any Incentive Fee) for the period between January 1 of such calendar year and the date of such termination over (2) (w) Gross Shareholder Equity for such period multiplied by (x) 5% multiplied by (y) the number of days between January 1 of such calendar year and the date of such termination divided by (z) 365; and
(iii)    with respect to any other calendar year, an amount, not less than zero, equal to (A) 20% multiplied by (B) the excess, if any, of (1) AFFO (calculated prior to the deduction of any Incentive Fee) for such calendar year over (2) (x) Gross Shareholder Equity for such calendar year multiplied by (y) 5%.
“Incentive Fee Computation” has the meaning set forth in Section 6(d).
“Indemnified Party” has the meaning set forth in Section 8(c).
“Independent Directors” means the members of the Board who are not directors, officers or employees of Manager, any Manager Related Party or of any Person or entity directly or indirectly controlling or controlled by or under common control with Manager or any Manager Related Party, and who are otherwise “independent” in accordance with Front Yard’s Governing Agreements and the rules of the NYSE or such other securities exchange on which the shares of Common Stock are listed.
“Initial Term” has the meaning set forth in Section 10(a).
“Installment Payment” has the meaning set forth in Section 10(e).
“Installment Payment Date” has the meaning set forth in Section 10(e).
“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.
“Investment Guidelines” means the investment guidelines of Front Yard as approved by the Board, as the same may be amended, restated, modified, supplemented or waived pursuant to the approval of a majority of the Board (which must include a majority of the Independent Directors) from time to time.
“Licensed IP” has the meaning set forth in Annex A.
“Licensed Management IP Platform” has the meaning in Section 10(c).
“Losses” has the meaning set forth in Section 8(a).

“Management Expense Reduction Amount” has the meaning set forth in Section 6(c)(iii).
“Management IP Platform” has the meaning set forth in Annex A attached hereto and made a part hereof.
“Management IP Platform Election Notice” has the meaning set forth in Section 10(c).
“Manager” has the meaning set forth in the introductory paragraph to this Agreement.
“Manager Change of Control” means (a) the consummation of any sale, merger, consolidation, transfer, conveyance or other disposition, in a single transaction or in a related series of transactions, in which all of the ownership interests in Manager or all or substantially all of the assets of Manager and its subsidiaries, taken as a whole, become owned by any other Person or Group, neither of which is, immediately after giving effect thereto, a subsidiary of Manager or (b) any Person or Group, becoming, in a single transaction or in a related series of transactions, whether by way of purchase, acquisition, tender, exchange or other similar offer or recapitalization, reclassification, consolidation, merger, share exchange, scheme of arrangement or other business combination transaction, the beneficial owner of all of the ownership interests in Manager entitled to vote generally in the election of directors (or Persons performing a similar function).
“Manager Expenses” has the meaning set forth in Section 7(a).
“Manager Indemnified Party” has the meaning set forth in Section 8(a).
“Manager Permitted Disclosure Parties” has the meaning set forth in Section 5.
“Manager Related Party” means (a) any Affiliate of Manager, (b) any Person who is, or at any time since the beginning of Manager’s last fiscal year was, a director or executive officer of Manager; (c) any Person who is the beneficial owner of more than 10% of any class of Manager’s securities, (d) any immediate family member of any of the foregoing Persons (which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of any of the foregoing Persons); or (e) any firm, corporation or other entity in which any of the foregoing Persons is employed or is a general partner, managing member or principal or in a similar position or of which such Person has a more than 10% beneficial ownership interest.
“Minimum Base Fee” has the meaning set forth in Section 6(c)(ii)(A).
“Mortgaged Property” means the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions,

alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the indebtedness evidenced by a mortgage note.
“Negotiation Period” has the meaning set forth in Section 6(f).
“Nonrenewal Termination” has the meaning set forth in Section 10(b).
“NYSE” means the New York Stock Exchange, Inc.
“Original Management Agreement” has the meaning set forth in the Recitals.
“Party” and “Parties” have the meanings set forth in the introductory paragraph to this Agreement.
“Payment Computation” means any Base Fee Computation, any Incentive Fee Computation, or any Expense Fee Computation.
“Payment Dispute” has the meaning set forth in Section 6(f).
“Payment Dispute Notice” has the meaning set forth in Section 6(f).
“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture or unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Real Estate Assets” means (i) single-family residential properties for rental or sale, and (ii) any other residential assets or investments.
“Regulation FD” means Regulation FD as promulgated by the SEC.
“REIT” means a “real estate investment trust” as defined under the Code.
“REO Property” means any Mortgaged Property for which a foreclosure sale, acquisition by deed in lieu of foreclosure or other comparable conversion has occurred, resulting in Front Yard or any Subsidiary becoming the fee simple owner of such property, free and clear of any mortgage, lien, encumbrance or other charge.
“Reset Date” means the first day on which the aggregate amount referred to in Sections 6(c)(ii)(A)(1) and 6(c)(ii)(A)(2) (excluding, for the avoidance of doubt, any subtraction of the AFFO Adjustment Amount pursuant to Section 6(c)(ii)(A)(3)) in any prior calendar quarter is equal to or greater than $5,250,000.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.

“Senior Executive” means (i) any of the top five (5) highest paid senior executives employed by Manager who serves as an officer of Front Yard or (ii) any named executive officer of Front Yard substantially devoted to performing the duties, services and activities of Manager under this Agreement.
“Single-Family Rental Business” means all activities, including the management, acquisition, ownership, operation, renovation and rental, associated with single-family home properties actually rented or held for rental to third parties by Front Yard or any Subsidiary.
“Subsidiary” means a corporation, limited liability company, partnership (including FYR LP), joint venture or other entity or organization of which (a) Front Yard or any other Subsidiary of Front Yard is a general partner or managing member, or (b) sole voting power to elect a majority of the board of directors, trustees or other Persons performing similar functions with respect to such entity or organization is held by Front Yard or by any one or more of Front Yard’s Subsidiaries.
“Termination Fee” means an amount equal to three (3) times the arithmetical mean of the Aggregate Fees actually paid or payable with respect to each of the three (3) completed calendar years (including, for the avoidance of doubt, any such prior years that may have occurred prior to the Effective Date) immediately preceding (a) in the case of a Termination For Convenience, the date on which the Termination Notice is delivered to Manager, (b) in the case of a termination of this Agreement by Manager pursuant to Section 12(b), the date on which written notice of such termination is delivered to Front Yard, (c) in the case of a termination of this Agreement pursuant to the last sentence of Section 12(c), the date upon which a majority of the Board (which must include a majority of the Independent Directors) makes an affirmative determination for Front Yard to be regulated as an investment company under the Investment Company Act, or (d) in the case of a Nonrenewal Termination, the end of the applicable term of this Agreement.
“Termination For Convenience” has the meaning set forth in Section 10(b).
“Termination Notice” has the meaning set forth in Section 10(b) hereof.
“Termination Without Cause” means either a Termination for Convenience or a Nonrenewal Termination.
“Transition Period” has the meaning set forth in Section 13(iv).
“Unapproved Expenses” has the meaning set forth in Section 7(e).
“Uncontrollable Expenses” means the following expenditures: (i) taxes, (ii) costs of insurance with no material change in coverage, (iii) homeowners association fees and expenses, (iv) the costs of compliance with any final court orders, judgments or other judicial or governmental proceedings with respect to Front Yard or the Subsidiaries, and (v) costs and expenses (including attorneys’ fees) related to any securities actions, derivative actions, proxy contests and any other legal actions arising outside the ordinary course of business.
“VWAP” means, for any specified period, the volume-weighted average share price as determined by reference to a Bloomberg terminal.
(b)    As used herein, accounting terms relating to Front Yard and the Subsidiaries, if any, not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under GAAP. As used herein, “calendar quarters” shall mean the period from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable calendar year.
(c)    The words “hereof,” “herein,” “hereunder” and “this Agreement” or words of similar import when used in this Agreement or in the Annexes shall refer to this Agreement as a whole (including the Annexes) and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
Section 2    Appointment and Duties of Manager.
(a)    Front Yard and FYR LP hereby appoint Manager, as their agent, to manage the investments and day-to-day business and affairs of Front Yard, FYR LP and each of the other Subsidiaries, subject at all times to the further terms and conditions set forth in this Agreement and to the supervision of the Board. In performing its duties hereunder, Manager shall act in good faith with due diligence and skill, and shall use its commercially reasonable best efforts to perform each of the duties set forth herein. The appointment of Manager shall be exclusive to Manager, except to the extent that Manager elects, subject to the terms of this Agreement, to cause the duties of Manager as set forth herein to be provided or performed by third parties and/or any Affiliates of Manager and, except as provided in Section 11(a), with the consent of Front Yard.
(b)    Without limitation of any of Manager’s duties or obligations pursuant to Section 2(d), Manager shall (i) provide executive and administrative personnel, office space and office services required in rendering services to Front Yard and the Subsidiaries, (ii) cause Front Yard and each of the Subsidiaries, as applicable, to retain a qualified independent public accounting firm, auditors and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations, compliance with the provisions of the Code applicable to REITs, and, if applicable, taxable REIT subsidiaries, and (iii) obtain insurance for and on behalf of Front Yard and the Subsidiaries and conduct quarterly compliance reviews with respect to the foregoing items in this Section 2(b).
(c)    Manager, in its capacity as manager of the investments and the operations of Front Yard and each of the Subsidiaries, at all times will be subject to the terms and conditions of this Agreement (including the Investment Guidelines) and to the supervision and oversight of the Board in accordance with Front Yard’s Corporate Governance Guidelines, will comply with all directions of the Board, and will have only such functions and authority as set forth herein or as the Board may delegate to it, including managing Front Yard’s and each of the Subsidiaries’ investments and day-to-day business and affairs in conformity with the Investment Guidelines and other policies that are approved and monitored by the Board.
(d)    Subject in all respect to the oversight of the Board and any and all directions of the Board and the terms and conditions of this Agreement (including the Investment Guidelines), Manager will be responsible for the investments and day-to-day business and affairs of Front Yard and each of the Subsidiaries and will perform (or cause to be performed) all duties, services and activities hereunder in a manner substantially similar to the manner in which Manager has performed its duties, services and activities under the Original Management Agreement prior to the Effective Date, including the continued performance of the services required by the Original Management Agreement.
(e)    For the period and on the terms and conditions set forth in this Agreement, Front Yard and each of the Subsidiaries hereby constitute, appoint and authorize Manager, and any officer of Manager acting on its behalf from time to time, as Front Yard’s and each of the Subsidiaries’ true and lawful agent and attorney-in-fact, in their name, place and stead, to negotiate, execute and deliver any certificates, instruments, agreements, authorizations and other documentation in the name and on behalf of Front Yard and each of the Subsidiaries as the Board or Manager deems necessary or appropriate in connection with the performance of Manager’s services hereunder. This power of attorney is deemed to be coupled with an interest. In performing such services, as an agent of Front Yard and each of the Subsidiaries, Manager shall have the right to exercise all powers and authority which are reasonably necessary and customary to perform its obligations under this Agreement.
(f)    Manager may enter into agreements with other Persons, including any Affiliate Agreements entered into with any Affiliates, for the purpose of engaging one or more Persons for and on behalf of Front Yard and/or any of the Subsidiaries, to provide property management, asset management, securitization, financing, leasing, development and/or other services to Front Yard and each of the Subsidiaries (including portfolio management services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies with assets of similar type, quality and value to the assets of Front Yard and any of the Subsidiaries; provided, that (I) (i) any such agreement which is an Affiliate Agreement shall be on terms no more favorable to the applicable Manager Related Party than would be obtained from a third party on an arm’s-length basis and (ii) (A) any such agreement which is an Affiliate Agreement shall be subject to the prior written approval of Front Yard, and (B) Manager shall remain liable for the performance of any services under such Affiliate Agreement, and (iii) with respect to all agreements or other arrangements with any other Persons, including, for the avoidance of doubt, any Affiliate Agreements, Manager shall use best efforts to comply with the requirements of the Conduct Policies; (II) Front Yard shall be a party to such agreement(s), and (III) Manager shall use commercially reasonable efforts to remove from agreement(s) entered into (including any material amendments to existing agreement(s)) after the Effective Date, or use commercially reasonable efforts to prevent such agreement(s) from containing, as applicable, any default or loan acceleration provision in the event that Manager ceases to act as the asset manager and corporate governance service provider for Front Yard or any Subsidiary pursuant to this Agreement; provided, that, notwithstanding the foregoing, any agreement which includes such default or loan acceleration provision shall require the approval of Front Yard.
(g)    Manager shall refrain from any action with respect to Front Yard and the Subsidiaries that (i) does not comply in all material respects with the Investment Guidelines, (ii) would adversely affect the qualification of Front Yard as a REIT under the Code or Front Yard’s and any of the Subsidiaries’ status as entities exempted or excluded from investment company status under the Investment Company Act, or (iii) would violate any of the Conduct Policies, any law, rule or regulation of any governmental body or agency having jurisdiction over Front Yard and/or any of the Subsidiaries or of any exchange on which the securities of Front Yard or any Subsidiary may be listed or that would otherwise not be permitted by the applicable Governing Agreement. If Manager is ordered to take any action by the Board, Manager shall promptly notify the Board if it is Manager’s reasonable judgment that such action could have a material adverse effect on such status or violate this Agreement, any such law, rule or regulation or Governing Agreement.
(h)    Manager shall keep and preserve for the period required by Front Yard and/or any of the Subsidiaries any books and records relevant to the provision of its management and corporate governance services to Front Yard or any of the Subsidiaries and shall specifically maintain all books and records with respect to Front Yard’s or any of the Subsidiaries’ portfolio transactions and shall render to Front Yard such periodic and special reports as the Board or any of the Subsidiaries may reasonably request. Manager agrees that all records that it maintains for Front Yard and the Subsidiaries are the property of Front Yard and/or each of the Subsidiaries, as the case may be, and will surrender promptly to Front Yard or such Subsidiary or Subsidiaries, as applicable, any such records upon Front Yard’s or such Subsidiary’s or Subsidiaries’ request, provided that Manager may retain a copy of such records.
(i)    Manager shall prepare, or cause to be prepared, all reports, financial or otherwise, with respect to Front Yard and the Subsidiaries reasonably required by the Board in order for it to perform its oversight function and to make decisions as necessary or reasonably appropriate and for Front Yard to comply with its Governing Agreements. Further, Manager shall use best efforts to make any required filings with any governmental body or agency, including the SEC, and shall use best efforts to prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials, including an annual audit of Front Yard’s and Subsidiaries’ books of account by a nationally recognized registered independent public accounting firm selected by the Audit Committee of the Board.
(j)    Manager shall provide such internal audit, compliance and control services as may be required for Front Yard and the Subsidiaries to comply with applicable law (including the Securities Act and Exchange Act), regulation (including SEC regulations) and the rules and requirements of the NYSE or of any exchange on which the securities of Front Yard or any Subsidiary may be listed or as otherwise reasonably requested by Front Yard or the Board from time to time.

(k)    Manager or the Board may retain such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, valuation firms, financial advisors, due diligence firms, underwriting review firms, banks and other lenders and others as Manager or the Board deem necessary or advisable in connection with the management and operations of Front Yard and each of the Subsidiaries. Subject to Section 2(f), Manager shall have the right to cause any such services to be rendered by any of its Affiliates through an Affiliate Agreement if, and only if, such Affiliate Agreement is approved in writing by Front Yard. Except as otherwise provided herein (including Section 2(f)), Front Yard and each of the Subsidiaries, as applicable, shall pay or reimburse Manager or its applicable Affiliate performing such services under an Affiliate Agreement as provided for in such Affiliate Agreement.
(l)    Manager shall be bound by the Conduct Policies as if Manager were a director or executive officer of Front Yard, and take, or cause to be taken, all actions reasonably required to cause its directors, officers, members, managers and employees, and any principals, officers or employees of Manager or any of its Affiliates who is involved in the business and affairs of Front Yard or any of the Subsidiaries, to be bound by the Conduct Policies to the extent applicable to such Persons.
(m)    Manager and its Affiliates, without cost or expense to Front Yard or any Subsidiary, will provide Front Yard and each of the Subsidiaries with a management team, including a chief executive officer, a chief financial officer and other appropriate support personnel to provide the management services to be provided by Manager to Front Yard and each of the Subsidiaries hereunder, who shall devote such of their time to the management of Front Yard and each of the Subsidiaries as is necessary and appropriate and commensurate with the level of activity of Front Yard and each of the Subsidiaries from time to time. During the term of this Agreement, Front Yard shall have the right to approve any changes to or any replacements or appointments of any Senior Executive as an executive officer of Front Yard.
(n)    Managers, partners, officers, employees, personnel and agents of Manager or its Affiliates may serve as directors, officers, employees, personnel, agents, nominees or signatories for Front Yard and/or any of the Subsidiaries, to the extent permitted herein, by Front Yard’s or any of the Subsidiaries’ Governing Agreements or by any resolutions duly adopted by the Board pursuant to Front Yard’s Governing Agreements or approval by any of the Subsidiaries in accordance with such Subsidiary’s Governing Agreements. When executing documents or otherwise acting in such capacities for Front Yard or any of the Subsidiaries, such Persons shall indicate in what capacity they are entering on behalf of Front Yard or any of the Subsidiaries.
(o)    During the term of this Agreement, (i) Manager shall use best efforts to cause Front Yard to hold all of its assets and investments through the Subsidiaries, (ii) except as otherwise provided in this Agreement, Manager shall be the exclusive provider of management and corporate governance services to Front Yard and each of the Subsidiaries, and (iii) except as otherwise provided in this Agreement, Front Yard and each of the Subsidiaries shall not employ or contract with any other Person to receive the same or substantially similar services as set forth herein without the prior written consent of Manager. Manager shall also provide such corporate governance services and public filing services as the Board shall reasonably request. Notwithstanding the foregoing, for the avoidance of doubt, the Board from time to time in its absolute discretion shall be permitted to engage third party advisors (other than for asset management services primarily being provided by Manager) as the Board deems appropriate, which engagement shall, except as otherwise provided herein (including Section 6(c)(iii), Section 7(a) and Section 7(d)), be at Front Yard’s sole cost. For the avoidance of doubt, the engagement of any third party advisor pursuant to this Section 2(o) shall not affect Manager’s compensation under this Agreement.
(p)    Manager shall require each seller or transferor of Real Estate Assets to Front Yard or any of the Subsidiaries to make such representations and warranties regarding such assets as may, in the judgment of Manager, be necessary and appropriate. In addition, Manager shall take any such other action as it reasonably deems necessary or appropriate with regard to the protection of Real Estate Assets.
(q)    The Board shall periodically review the Investment Guidelines and Front Yard’s and each of the Subsidiaries’ portfolio of investments, which review shall occur no less often than annually. If Front Yard determines at any time that a particular transaction does not comply with the Investment Guidelines, then Manager shall use commercially reasonable efforts to correct such non-compliance with the Investment Guidelines to the extent such corrective action does not conflict with this Agreement or Front Yard’s Governing Agreements.
(r)    Notwithstanding anything contained in this Agreement to the contrary, as frequently as the Board may deem reasonably necessary or advisable, Manager shall prepare, or cause to be prepared, any reports, documents, certificates or other information related to the operations or business and affairs of Front Yard and any of the Subsidiaries, as may be reasonably requested in writing by the Board or any other Person designated or authorized by the Board, such reports, documents, certificates and other information to be provided promptly by Manager. Without limiting the generality of the foregoing, within forty (40) calendar days after the end of each calendar quarter but in no event on or after the date that the Form 10-Q is filed for Front Yard for each such calendar quarter (and sixty (60) calendar days after the end of each calendar year but in no event on or after the date that the Form 10-K is filed for Front Yard for such calendar year), Manager shall provide, or cause to be provided, to the Board and/or Audit Committee of the Board and any other Person designated or authorized by the Board, the preliminary results for such calendar quarter, including Front Yard’s and each of the Subsidiaries’ consolidated balance sheets, consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows,. In addition to the foregoing, prior to or on the date of each quarterly meeting of the Board and/or Audit Committee of the Board and any other Person designated or authorized by the Board, Manager shall provide, or cause to be provided, to the Board and/or Audit Committee of the Board, (i) Front Yard’s and each of the Subsidiaries’ acquisitions, portfolio composition and characteristics, credit quality (only if and to the extent that Front Yard’s credit quality is rated by a third party rating agency), performance and compliance with the Investment Guidelines and policies approved by the Board and (ii) the Expense Budget in accordance with Section 7(e).
(s)    At all times during the term of this Agreement, Manager shall maintain “errors and omissions” insurance coverage and other insurance coverage, in substance and amounts that are customarily carried by asset and investment managers performing functions similar to those of

Manager under this Agreement with respect to assets similar to the assets of Front Yard and the Subsidiaries.
(t)    Manager shall use reasonable best efforts to ensure that, at all times during the term of this Agreement, Front Yard has a dedicated general counsel (the “Dedicated Officer”), who shall be selected by the Board. The Dedicated Officer shall be an employee of Front Yard or Manager or one of its Affiliates and shall report directly to the Board and owe no duty to Manager. Until the Dedicated Officer becomes an employee of Front Yard, all costs of the wages, salaries and benefits for the Dedicated Officer shall be borne by Manager pursuant to Section 7(b), 100% of which shall be subject to reimbursement by Front Yard. With the prior approval of the Board, the Dedicated Officer may hire one or more legal staff as employees of Front Yard (at Front Yard’s sole cost and expense).
Section 3    Additional Activities of Manager; Business Strategy and Investment Objectives.
(a)    During the term of this Agreement, Manager will not contract or engage with any other Person to provide the same or substantially similar services as set forth herein to a business of such Person where such business competes directly or indirectly with Front Yard or any of the Subsidiaries in any Competitive Activity, without the prior written consent of Front Yard; provided, however, that the foregoing provision shall have no further force and effect, and Manager shall be permitted to engage in a Competitive Activity, including the sponsorship of another Person engaging in such Competitive Activity, at such time as Front Yard and the Subsidiaries change their strategy and determine and announce that they will materially reduce their deployment of capital into such Competitive Activity and such reduction is intended to be permanent. For the avoidance of doubt, Manager is expressly authorized to engage in any business activities not prohibited by this Section 3(a).
(b)    Notwithstanding anything to the contrary contained herein, the Board shall have absolute authority to determine the business strategy and investment objectives of Front Yard and the Subsidiaries, and the manner of implementation for Front Yard and each of the Subsidiaries and to otherwise direct Manager in any reasonable respect regarding the manner and details for the conduct of the business of Front Yard and each of the Subsidiaries. Any change in such business strategy, investment objectives, or manner of implementation must be approved in advance by the Board, and the Board shall have the absolute discretion to reject, overrule, or modify any decision made by Manager or any of its Affiliates relating to such business strategy and investment objectives and manner of implementation thereof.
Section 4    Bank Accounts. At the direction of the Board, Manager may establish and maintain, as agent on behalf of Front Yard or any Subsidiary, one or more bank accounts in the name of the Front Yard or any Subsidiary, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board may approve; and Manager shall from time to time render appropriate accountings of such collections and payments to the Board and, upon request, to the auditors of Front Yard or any Subsidiary.

Section 5    Records; Confidentiality. Manager shall maintain appropriate books of account, records and files relating to any services performed hereunder, and such books of account, records and files shall be accessible for inspection by representatives of Front Yard and each of the Subsidiaries during normal business hours upon reasonable advance written notice. Manager shall have full responsibility for the maintenance, care and safekeeping of all such books of account, records and files. Manager shall keep confidential any and all Confidential Information and shall not use Confidential Information except in furtherance of its duties under this Agreement, or disclose Confidential Information, in whole or in part, to any Person other than (i) to directors, officers, employees, agents, representatives or advisors of Manager or any of its Affiliates who need to know such Confidential Information for the purpose of rendering services hereunder, (ii) to appraisers, lenders or other financing sources, commercial counterparties or any similar entity and others in the ordinary course of Front Yard’s and the Subsidiaries’ business ((i) and (ii) collectively, “Manager Permitted Disclosure Parties”), (iii) in connection with any governmental or regulatory filings of Manager, Front Yard and any of the Subsidiaries (including, if required by law, any filings made by Manager, Front Yard or any Subsidiary as a result of its status as a public company) or disclosure or presentations to Front Yard’s investors (subject to compliance with Regulation FD), (iv) to governmental officials having jurisdiction over Front Yard or any the Subsidiaries, (v) as requested by law or legal process to which Manager or any Person to whom disclosure is permitted hereunder is a party or (vi) otherwise with the consent of the Board. Manager shall inform each of its Manager Permitted Disclosure Parties of the non-public nature of the Confidential Information. Nothing herein shall prevent Manager from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation of, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, that with respect to clauses (i) and (ii), it is agreed that, so long as it is not legally prohibited, Manager will provide the Board with written notice, within a reasonable period of time of such order, request or demand so that Front Yard may seek an appropriate protective order and/or waive Manager’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, Manager is required to disclose Confidential Information, Manager may disclose only that portion of such Confidential Information that is legally required without liability hereunder; provided that Manager shall exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded to such Confidential Information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from the provisions hereof: any Confidential Information that (A) is available to the public from a source other than Manager or any of its Affiliates, (B) is released by Front Yard or any of the Subsidiaries to the public (except to the extent exempt under Regulation FD) or to Persons who are not under similar obligations of confidentiality to Front Yard and each of the Subsidiaries, or (C) is obtained by Manager from a third party which, to the best of Manager’s knowledge, does not constitute a breach by such third party of an obligation of confidence with respect to the Confidential Information disclosed. The provisions of this Section 5 shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 6    Compensation.
(a)    Front Yard agrees to pay, and Manager agrees to accept, as compensation for the services provided by Manager under this Agreement, the Base Management Fee and the Incentive Fee, subject to adjustment, if any, as set forth in Sections 6(d) and 6(e).
(b)    The Parties acknowledge that the Base Management Fee and Incentive Fee are intended in part to compensate Manager and any of its Affiliates performing services for or on behalf of Front Yard or any Subsidiary for the costs and expenses they will incur hereunder, as well as certain internal expenses (for example the salaries, incentive compensation and benefits payable to Manager’s and its controlled Affiliates’ employees) not otherwise reimbursable under Section 7, in order for Manager to provide Front Yard and the Subsidiaries with the investment advisory services and certain general management services rendered under this Agreement. For the avoidance of doubt, the Base Management Fee is not intended to, and will not, cover expenses incurred directly by Manager for and on behalf of Front Yard pursuant to Section 7, which expenses shall be paid directly by Front Yard or reimbursed to Manager pursuant to Section 7.
(c)    Base Management Fee.
(i)    The Base Management Fee shall be payable for each calendar quarter in arrears commencing as of the Effective Date. If applicable, the initial and final quarterly installments of the Base Management Fee shall be pro-rated based on the number of days during the initial and final calendar quarters, respectively, that this Agreement is in effect. Manager shall calculate each quarterly installment of the Base Management Fee, and deliver such calculation (a “Base Fee Computation”) to the Board, within forty (40) days following the last day of each calendar quarter (or, in the case of the last calendar quarter of a calendar year, within sixty (60) days following the last day of such calendar quarter). Upon such delivery to the Board, subject to Section 6(f) and Section 6(g), payment of the Base Management Fee shown in such Base Fee Computation shall be due and payable no later than the date which is twenty-five (25) Business Days after the date of delivery of the Base Fee Computation to the Board, unless the Board disputes the calculation or amount of the Base Fee Computation within such twenty-five (25)-Business Day period, in which event Front Yard shall pay to Manager the undisputed amount of the Base Management Fee, and the balance shall be subject to the procedures set forth in Section 6(f) and Section 6(g).
(ii)    “Base Management Fee” means, for any calendar quarter:
(A)    if the first day of such calendar quarter is prior to the Reset Date, (1) $3,584,000 (the “Minimum Base Fee”) plus (2) the Additional Base Fee, if any, minus, solely in the case of the fourth quarter of (x) calendar year 2021 or (y) any calendar year thereafter, (3) the AFFO Adjustment Amount, if any; provided, that in no event shall the amount calculated in this Section 6(c)(ii)(A) for any calendar quarter be less than the Minimum Base Fee or greater than $5,250,000; or

(B)    if the first day of such calendar quarter is on or after the Reset Date, (1) one-quarter (1/4) of the sum of (I) the “Annual Base Fee Floor” applicable to such Gross Real Estate Assets as set forth in the chart below plus (II) the amount calculated by multiplying (x) the “Manager Base Fee Percentage” applicable to such Gross Real Estate Assets as set forth in the chart below, by (y) the amount, if any, by which such Gross Real Estate Assets exceed the “Gross Real Estate Assets Floor” applicable to such Gross Real Estate Assets as set forth in the chart below minus, solely in the case of the fourth quarter of a calendar year only, (2) the AFFO Adjustment Amount (if any); provided, that in no event shall the amount calculated in this Section 6(c)(ii)(B) for any calendar quarter be less than the Minimum Base Fee;

Gross Real Estate Assets	Annual Base Fee Floor	Manager Base Fee Percentage	Gross Real Estate Assets Floor
Up to $2,750,000,000	$21,000,000	0.325%	$2,250,000,000
$2,750,000,000 – $3,250,000,000	$22,625,000	0.275%	$2,750,000,000
$3,250,000,000 – $4,000,000,000	$24,000,000	0.25%	$3,250,000,000
$4,000,000,000 – $5,000,000,000	$25,875,000	0.175%	$4,000,000,000
$5,000,000,000 – $6,000,000,000	$27,625,000	0.125%	$5,000,000,000
$6,000,000,000 – $7,000,000,000	$28,875,000	0.10%	$6,000,000,000
Thereafter	$29,875,000	0.05%	$7,000,000,000
An illustrative example of the calculation of the Base Management Fee is attached hereto as Annex B and incorporated herein by reference.
(iii)    The Parties acknowledge that all Designated Manager Expenses shall be borne at all times exclusively by Manager and, notwithstanding anything to the contrary contained herein, shall not be reimbursable to Manager under any circumstances. Notwithstanding the foregoing provisions regarding the calculation of the Base Management Fee, to the extent that any Designated Manager Expenses are actually incurred and paid by Front Yard and/or any of the Subsidiaries (and not reimbursed by Manager), there shall be a dollar for dollar reduction of the Base Management Fee (and Incentive Fee, if necessary) in the amount of any such Designated Manager Expenses that are actually incurred and paid by Front Yard and/or any of the Subsidiaries (and not reimbursed by Manager) (the amount of any such reduction to the Base Management Fee being referred to herein as the “Management Expense Reduction Amount”). Manager shall set forth the calculation of any Management Expense Reduction Amount, together with reasonable backup detailing the Designated Manager Expenses then being paid or otherwise borne by Front Yard and/or any of the Subsidiaries, in the Base Fee Computation delivered by Manager to the Board.

(d)    Incentive Fee. The Incentive Fee shall be payable to Manager annually in arrears commencing as of the Effective Date, provided, that, notwithstanding anything to the contrary contained herein, to the extent the Incentive Fee payable to Manager for any calendar year (after taking into account any AFFO Adjustment Amount and the payment of the Incentive Fee) would cause the AFFO attributable to each share of Common Stock for such calendar year to be less than $0.60 (based on the number of shares of Common Stock used in the financial statements of Front Yard for such calendar year in determining FFO per share of Common Stock, subject to adjustments, if any, under Section 6(h)), such portion of the Incentive Fee shall not be payable to Manager for such calendar year. Manager shall calculate the Incentive Fee, and deliver such calculation (an “Incentive Fee Computation”) to the Board, within sixty (60) days following the last day of each calendar year (or, if applicable, within forty (40) days following the last day of the calendar quarter in which this Agreement is terminated (or, if such calendar quarter is the last calendar quarter of a calendar year, within sixty (60) days following the last day of such calendar quarter)). Upon such delivery to the Board, subject to Section 6(f) and Section 6(g), payment of the Incentive Fee shown in such Incentive Fee Computation shall be due and payable no later than the date which is twenty-five (25) Business Days after the date of delivery of the Incentive Fee Computation to the Board, unless the Board disputes the calculation or amount of the Incentive Fee Computation within such 25-Business Day period, in which event Front Yard shall pay to Manager the undisputed amount of the Incentive Fee, and the balance shall be subject to the procedures set forth in Section 6(f) and Section 6(g). At the absolute discretion of the Board, up to 25% of the Incentive Fee (as determined by Front Yard) may be payable in shares of Common Stock if the Common Stock is traded at such time on a national securities exchange and provided that (i) no amounts shall be payable in Common Stock to the extent the ownership of such Common Stock by Manager would violate the limit on ownership of Common Stock set forth in Front Yard’s Governing Agreements, after giving effect to any waiver from such limit that the Board may grant to Manager in the future, (ii) the issuance of Common Stock to Manager shall comply with all applicable restrictions under law and stock exchange regulations, (iii) Front Yard shall use best efforts to cause any such shares of Common Stock to be registered for sale under the Securities Act, and (iv) Manager may sell or distribute any such Common Stock in the manner that it determines, in its absolute discretion, subject to applicable law and the next succeeding sentence. In the event Front Yard chooses to pay any portion of the Incentive Fee in the form of Common Stock in accordance with this Section 6(d), the Common Stock shall be subject to a twelve (12) month lock-up from the date of issuance and the value of each share of Common Stock shall be deemed to be the VWAP of the Common Stock for the five (5) Business Days prior to the date Front Yard pays the Incentive Fee to Manager pursuant to this Section 6(d). An illustrative example of the calculation of the Incentive Fee is attached hereto as Annex B and incorporated herein by reference
(e)    Aggregate Fee Cap. Notwithstanding anything to the contrary contained herein, including Sections 6(a), (b), (c) and (d), in no event shall the aggregate amount of (x) the Base Management Fees plus (y) the Incentive Fee, payable to Manager in any calendar year exceed the Aggregate Fee Cap; provided, that, the applicable Aggregate Fee Cap shall be used first to determine the maximum amount of any Base Management Fees payable to Manager and, provided that the aggregate amount of such Base Management Fees do not exceed the Aggregate Fee Cap, the amount of any Aggregate Fee Cap in excess of the aggregate amount of such Base Management Fees shall then be used to determine the maximum amount of any Incentive Fee payable to Manager. The “Aggregate Fee Cap” means, for any calendar year:

(i)    if the Average Gross Real Estate Assets during such calendar year is less than $2,250,000,000, an amount equal to $21,000,000; or
(ii)    if the Average Gross Real Estate Assets during such calendar year is greater than or equal to $2,250,000,000, an amount equal to the sum of (A) the “Aggregate Fee Floor” applicable to such Gross Real Estate Assets as set forth in the chart below plus (B) the amount calculated by multiplying (1) the “Aggregate Fee Percentage” applicable to such Gross Real Estate Assets as set forth in the chart below by (2) the amount by which such Gross Real Estate Assets exceed the “Gross Real Estate Assets Floor” applicable to such Gross Real Estate Assets as set forth in the chart below:

Gross Real Estate Assets	Aggregate Fee Floor	Aggregate Fee Percentage	Gross Real Estate Assets Floor
$2,250,000,000 – $2,750,000,000	$21,000,000	0.65%	$2,250,000,000
$2,750,000,000 – $3,250,000,000	$24,250,000	0.60%	$2,750,000,000
$3,250,000,000 – $4,000,000,000	$27,250,000	0.50%	$3,250,000,000
$4,000,000,000 – $5,000,000,000	$31,000,000	0.45%	$4,000,000,000
$5,000,000,000 – $6,000,000,000	$35,500,000	0.25%	$5,000,000,000
$6,000,000,000 – $7,000,000,000	$38,000,000	0.125%	$6,000,000,000
Thereafter	$39,250,000	0.10%	$7,000,000,000
An illustrative example of the calculation of the Aggregate Fee Cap is attached hereto as Annex B and incorporated herein by reference.
(f)    Notwithstanding anything to the contrary contained herein, following the receipt by Front Yard of any Payment Computation, and prior to the date that any fees, costs or expenses relating to such Payment Computation are due and payable hereunder, Front Yard may provide written notice (a “Payment Dispute Notice”) to Manager disputing the amount set forth in the relevant Payment Computation (a “Payment Dispute”), in which case the Parties shall negotiate in good faith to reach an agreement on such Payment Dispute; provided, that Front Yard shall pay to Manager any amounts not so disputed within the applicable time period specified hereunder. If the Parties are unable to reach agreement on the Payment Dispute within thirty (30) calendar days of the date of delivery of the relevant Payment Dispute Notice or such other date as the Parties may otherwise mutually agree, each in its sole discretion (the “Negotiation Period”), then such Payment Dispute shall be determined by final and binding arbitration in accordance with Section 6(g).

(g)    All Payment Disputes not resolved by the Parties by the end of the Negotiation Period shall be resolved by final and binding arbitration administered by the AAA under its Commercial Arbitration Rules, conducted in New York, New York, subject to the following provisions:
(i)    Each of Front Yard and FYR LP, on the one hand, and Manager, on the other hand, shall choose one (1) arbitrator, who shall have knowledge and experience with respect to the Real Estate Assets, within ten (10) Business Days after the conclusion of the Negotiation Period and the two chosen arbitrators shall mutually select, within ten (10) Business Days after the later selection, a third (3rd) arbitrator, who shall be a retired judge selected from a roster of arbitrators provided by the AAA (each, an “Arbitrator” and, together, the “Arbitrators”). If the third (3rd) Arbitrator is not selected within fifteen (15) Business Days after the conclusion of the Negotiation Period (or such other time period as Front Yard and Manager may agree), Front Yard and Manager shall promptly request that the commercial panel of the AAA select an independent Arbitrator meeting such criteria.
(ii)    The rules of arbitration shall be the Commercial Arbitration Rules of the AAA; provided, however, that, notwithstanding any provisions of the Commercial Arbitration Rules to the contrary, unless otherwise mutually agreed to by Front Yard and Manager, the sole discovery available to each party shall be the right (A) to serve a request for the production of documents containing not more than thirty (30) separate requests and (B) to conduct (i) up to three (3) non-expert depositions of no more than seven (7) hours of testimony each and (ii) up to one (1) expert deposition of no more than five (5) hours of testimony.
(iii)    The Arbitrators shall render a decision by majority decision within thirty (30) days after the record closes, unless Front Yard and Manager agree to extend such time. The decision shall be final and binding upon Front Yard and Manager; provided, however, that such decision shall not restrict either Front Yard or Manager from terminating this Agreement pursuant to the terms hereof.
(iv)    Each Party shall pay its own expenses in connection with the resolution of any Payment Disputes, including attorneys’ fees.
(v)    Front Yard and the Subsidiaries and Manager shall keep confidential the existence, conduct and content of any arbitration pursuant to this Section 6(g), and neither Front Yard nor Manager shall disclose to any Person any information about such arbitration, except in connection with such arbitration or as may be required by law or by any regulatory authority (or any exchange on which such party’s securities are listed) or for financial reporting purposes in such party’s financial statements.

(h)    The Parties acknowledge that all financial formulas and calculations set forth in this Section 6 and in various definitions (including “AFFO Adjustment Amount” and “Excess Quarterly AFFO”), are based upon the classes and numbers of Common Stock as of the Effective Date. Notwithstanding anything to the contrary contained herein, if, after the Effective Date, outstanding shares of Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then such financial formulas and calculations shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event.
Section 7    Expenses of Front Yard, FYR LP and Subsidiaries.
(a)    Subject to Section 2(f) and Section 7(b), Manager shall be solely responsible for all of its own costs and expenses, including office space, security, utilities, computer systems and compensation and related expenses of Manager’s (or any of Manager’s Affiliates) officers, employees and other personnel who provide services to Front Yard and/or the Subsidiaries pursuant to this Agreement or otherwise (including the directors, officers and employees of Front Yard who are also officers or employees of Manager or any of its Affiliates), including salaries, bonuses and other wages, payroll taxes and the cost of employee benefit plans of such personnel and costs of insurance with respect to such personnel other than the salaries bonuses and other expenses related to compensation of the Dedicated Officer and other than Designated Employee Expenses (collectively, “Manager Expenses”).
(b)    Except as otherwise provided herein (including pursuant to Section 6(c)(iii), Section 7(a) and Section 7(d)), Front Yard and each of the Subsidiaries shall pay all of their own costs and expenses, and, to the extent such expenses are initially paid by Manager or its Affiliates, Front Yard or FYR LP (or any other Subsidiary) shall reimburse Manager for any reasonable out-of-pocket costs and expenses incurred by Manager (or any Affiliate to whom Manager has delegated the performance of any of its duties hereunder) on behalf of Front Yard or any of the Subsidiaries, other than Designated Manager Expenses, which the Parties acknowledge shall be borne solely by Manager as part of its Base Management Fee. Subject to and without limiting the generality of the foregoing, it is specifically agreed that the following actual costs and expenses of Front Yard or any of the Subsidiaries shall be paid by Front Yard or FYR LP (or such other Subsidiary), and shall not be paid by Manager (or any Affiliate to whom Manager has delegated the performance of any of its duties hereunder) (and if paid by Manager or any such Affiliate, shall be reimbursed by FYR LP):
(i)    all reasonable costs and expenses associated with the formation and capital-raising activities of Front Yard and each of the Subsidiaries, if any, including the costs and expenses of the preparation of Front Yard’s registration statements, any and all costs and expenses of any equity and/or debt offerings and any filing fees and costs of being a public company, including filings with the SEC, the Financial Industry Regulatory Authority and the NYSE (or any other exchange or over-the-counter market), among other such entities;

(ii)    all reasonable costs and expenses in connection with the acquisition, origination, disposition, development, modification, protection, maintenance, financing, refinancing, hedging, administration and ownership of Front Yard’s or any of the Subsidiaries’ investment assets (including costs and expenses incurred for transactions that are not subsequently completed), including costs and expenses incurred in contracting with third Persons, including, subject to Section 2(f), any of Manager’s Affiliates pursuant to Affiliate Agreements, to provide such services, such as legal fees, accounting fees, consulting fees, loan servicing fees, trustee fees, appraisal fees, insurance premiums, commitment fees, brokerage fees, guaranty fees, ad valorem taxes, costs of diligence, foreclosure, maintenance, repair and improvement of property and premiums for insurance on property owned or leased by Front Yard or any of the Subsidiaries;
(iii)    all reasonable legal, audit, accounting, consulting, underwriting, brokerage, listing, filing, custodian, transfer agent, rating agency, registration and other fees and charges, and printing, engraving and all other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of Front Yard’s or any of the Subsidiaries’ equity securities or debt securities;
(iv)    all reasonable costs and expenses in connection with legal, accounting, due diligence (including due diligence costs for assets that are not subsequently acquired), asset management, securitization, property management, brokerage, leasing and other services that outside professionals or outside consultants perform on Front Yard’s or any of the Subsidiaries’ behalf, excluding any such costs or expenses that are Designated Manager Expenses;
(v)    all reasonable expenses relating to communications to holders of equity securities or debt securities issued by Front Yard or any of the Subsidiaries and the other third party services utilized in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies (including the SEC), including any costs of computer services in connection with this function, the cost of printing and mailing certificates for such securities and proxy solicitation materials and reports to holders of Front Yard’s or any of the Subsidiaries’ securities and the cost of any reports to third parties required under any indenture to which Front Yard or any of the Subsidiaries is a party;
(vi)    all costs and expenses of money borrowed by Front Yard or any of the Subsidiaries, including principal, interest and the reasonable costs associated with the establishment and maintenance of any credit facilities, warehouse loans, securitizations repurchase agreements and other indebtedness of Front Yard or any of the Subsidiaries (including commercially reasonable commitment fees, accounting fees, legal fees, closing and other costs and expenses);
(vii)    all taxes and license fees payable by Front Yard or any of the Subsidiaries, including interest and penalties thereon that are not the result of any action or inaction of Manager;

(viii)    all reasonable fees paid to and expenses of third-party advisors and independent contractors, consultants, managers and other agents (including real estate underwriters, brokers and special servicers) engaged by Front Yard or any of the Subsidiaries or by Manager or any of its Affiliates for the account of Front Yard or any of the Subsidiaries;
(ix)    all reasonable costs of obtaining liability or other insurance to indemnify the underwriters of any securities of Front Yard;
(x)    all reasonable costs and expenses relating to the acquisition of, and maintenance and upgrades to, the portfolio accounting systems of Front Yard or any of the Subsidiaries;
(xi)    all reasonable compensation and fees paid to directors or trustees of Front Yard or any of the Subsidiaries (excluding those directors, trustees or officers who are also officers or employees of Manager or any of its Affiliates), all expenses of directors, partners or trustees of Front Yard or any of the Subsidiaries, the cost of directors’ and officers’ liability insurance and premiums for errors and omissions insurance, and any other insurance deemed necessary or advisable by the Board for the sole benefit of Front Yard and its directors and officers; provided, however, FYR LP (or any Subsidiary) shall only be responsible for a proportionate share of errors and omissions insurance, as determined by Manager in good faith, where such expenses were not incurred solely for the benefit of Front Yard or any of the Subsidiaries;
(xii)    all reasonable third-party legal, accounting and auditing fees and expenses and other similar services solely relating to Front Yard’s or any of the Subsidiaries’ operations (including all quarterly and annual audit or tax fees and expenses);
(xiii)    all reasonable third-party legal, expert and other fees and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against Front Yard or any of the Subsidiaries, or which Front Yard or any of the Subsidiaries is authorized or obligated to pay under applicable law or its Governing Agreements or by the Board;
(xiv)    subject to Section 8, any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against Front Yard or any of the Subsidiaries, or against any director, trustee or officer of Front Yard or any of the Subsidiaries in his capacity as such for which Front Yard or any of the Subsidiaries is required to indemnify such director, trustee or officer by any court or governmental agency, or settlement of pending or threatened proceedings;
(xv)    all reasonable travel and related expenses of directors, trustees, officers and employees of Front Yard or any of the Subsidiaries and Manager, incurred in connection with attending meetings of the Board or holders of securities of Front Yard or any of the Subsidiaries or performing other business activities that relate to Front Yard or any of the Subsidiaries, including travel and expenses incurred in connection with the purchase, consideration for purchase, financing, refinancing, sale or other disposition of any investment or potential investment of Front Yard or any of the Subsidiaries; provided, that

FYR LP (or any Subsidiary) shall only be responsible for a proportionate share of such expenses, as determined by Manager in good faith, where such expenses were not incurred solely for the benefit of Front Yard or any of the Subsidiaries;
(xvi)    all reasonable expenses of organizing, modifying or dissolving Front Yard or any of the Subsidiaries and costs preparatory to entering into a business or activity, or of winding up or disposing of a business activity of Front Yard or any of the Subsidiaries, if any;
(xvii)    all reasonable expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board to or on account of holders of the securities of Front Yard or any of the Subsidiaries, including in connection with any dividend reinvestment plan;
(xviii)    all reasonable costs and expenses related to the design and maintenance of Front Yard’s website or sites and associated with any computer software, hardware, electronic equipment or purchased information technology services from third-party vendors that are used primarily for Front Yard or any of the Subsidiaries; provided, however, that FYR LP (or any Subsidiary) shall only be responsible for a proportionate share of such expenses, as determined by Manager in good faith, where such expenses were not incurred solely for the benefit of Front Yard or any of the Subsidiaries;
(xix)    all reasonable costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses; provided, however, that FYR LP (or any Subsidiary) shall only be responsible for a proportionate share of such expenses, as determined by Manager in good faith, where such expenses were not incurred solely for the benefit of Front Yard or any of the Subsidiaries;
(xx)    all reasonable costs and expenses of maintaining compliance with all U.S. federal, state, local and applicable regulatory body rules and regulations; provided, however, that FYR LP (or any Subsidiary) shall only be responsible for a proportionate share of such costs and expenses, as determined by Manager in good faith, where such costs and expenses were not incurred solely for the benefit of Front Yard or any of the Subsidiaries;
(xxi)    all reasonable expenses relating to any office or office facilities, including disaster backup recovery sites and facilities, to the extent maintained for Front Yard or any of the Subsidiaries separate from the offices of Manager or any of its Affiliates and separate from any such recovery sites or facilities maintained for Manager or any of its Affiliates; provided, that FYR LP (or any Subsidiary) shall only be responsible for a proportionate share of such costs and expenses, as determined by Manager in good faith, where such costs and expenses were not incurred solely for the benefit of Front Yard or any of the Subsidiaries;

(xxii)    all other reasonable expenses of Front Yard or any of the Subsidiaries relating to the business and investment operations of Front Yard and the Subsidiaries, including the costs and expenses of acquiring, originating, owning, protecting, maintaining, financing, refinancing, developing, modifying and disposing of investments that are not the responsibility of Manager under this Agreement; and
(xxiii)    all other reasonable expenses actually incurred by the Manager or its Affiliates or their respective managers, officers, trustees, directors, employees, members, representatives or agents, or any Affiliates thereof, that are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement for, and on behalf of, Front Yard and any of the Subsidiaries to the extent provided for in the Expense Budget.
(c)    Costs and expenses properly incurred by Manager (or any Affiliate of Manager to whom Manager has delegated the performance of any of its duties hereunder) on behalf of Front Yard or any of the Subsidiaries in accordance with the terms of this Agreement shall be reimbursed quarterly to Manager as follows: Manager shall prepare a written statement in detail documenting the costs and expenses of Front Yard and each of the Subsidiaries and those incurred by Manager (or Affiliate of Manager) on behalf of Front Yard or any of the Subsidiaries during each calendar quarter (the “Expense Fee Computation”), which shall be reconciled with the most recent Expense Budget, and shall deliver such written statement to Front Yard within thirty (30) days after the end of each calendar quarter.
(d)    Subject to this Section 7(d), Section 6(f) and Section 6(g), Front Yard or FYR LP (or any other Subsidiary) shall pay all amounts properly payable to Manager pursuant to this Section 7 within twenty (20) Business Days after the date of delivery of the Expense Fee Computation without demand, deduction, offset or delay. Cost and expense reimbursement to Manager shall be subject to further adjustment at the end of each calendar year in connection with the annual audit of Front Yard and the Subsidiaries. In connection therewith, Manager shall prepare and deliver to Front Yard, within thirty (30) days after the conclusion of each such annual audit, a list of adjustments made as a result of, or in preparation for, the audit. The Board, in its reasonable discretion, shall determine, within thirty (30) days after receipt of such list, whether funds should be refunded by Manager to Front Yard or the Subsidiaries or paid by Front Yard or any Subsidiary to Manager, or if any accruals for the next calendar year should be adjusted. In addition to the foregoing, to the extent that (i) any such audit reveals that Manager has incurred any Unapproved Expenses that have not been expressly approved by Front Yard pursuant to Section 7(e) and (ii) Front Yard determines in its good faith judgment that Front Yard would not have approved such Unapproved Expenses if Manager had presented such proposed overage in expenses in advance, such Unapproved Expenses shall not be reimbursable to Manager hereunder and, to the extent that any such Unapproved Expenses have been previously reimbursed to Manager or otherwise paid by Front Yard, Manager shall reimburse Front Yard the amount of such Unapproved Expenses. Manager shall set forth the calculation of any such amount in addition to the Base Fee Computation delivered by Manager to the Board. The provisions of Sections 7(a), (b), (c) and (d) shall survive the expiration or earlier termination of this Agreement to the extent such Unapproved Expenses previously have been incurred or are incurred in connection with such expiration or termination.

(e)    Manager, no later than December 31 of each calendar year, shall prepare and deliver to Front Yard a reasonably detailed consolidated forecast of Front Yard’s and each Subsidiary’s anticipated operating expenses and capital expenditures for the next calendar year in a form satisfactory to the Board in its reasonable discretion and for approval by the Board in its reasonable discretion (the “Expense Budget”). If, at any time following the Board’s approval of the Expense Budget for any calendar year, Manager anticipates or projects the need to incur any cost or expense (other than an Uncontrollable Expense) for or on behalf of Front Yard or any Subsidiary in excess of the Expense Budget which, when added to any other costs and expenses, exceeds the Expense Budget applicable to the period when such costs or expenses were incurred by more than a variance of the lesser of ten percent (10%) of any single line item in question or five percent (5%) of the total Expense Budget approved or ratified by the Board in accordance with the terms of this Agreement (collectively, the “Unapproved Expenses”), Manager shall deliver written notice to Front Yard setting forth, in reasonable detail, the amount and description of any such anticipated or projected Unapproved Expenses and the reason therefor, prior to incurring any such Unapproved Expenses. Front Yard shall, following its receipt of any such notice from Manager, either approve or disapprove any or all of such Unapproved Expenses as reasonably determined by Front Yard. Any Unapproved Expenses that have not been expressly approved by Front Yard shall be deemed to have been disapproved by Front Yard and to the extent Manager subsequently incurs such Unapproved Expenses, such Unapproved Expenses shall be subject to Section 7(d).
Section 8    Limits of Manager’s Responsibility; Indemnification.
(a)    Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board in following or declining to follow any advice or recommendations of Manager. Without modification of any indemnity provisions contained in any Affiliate Agreement, Manager and its Affiliates, and the directors, officers, employees and stockholders of Manager and its Affiliates, will not be liable to Front Yard, any Subsidiary, or the Board for any acts or omissions by Manager or its officers, employees or Affiliates performed in accordance with and pursuant to this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under this Agreement. Front Yard shall, to the full extent lawful, reimburse, indemnify and hold harmless Manager, its Affiliates, and the directors, officers and employees of Manager and its Affiliates (each, a “Manager Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (collectively “Losses”) in respect of or arising from any acts or omissions of such Manager Indemnified Party performed in good faith under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such Manager Indemnified Party under this Agreement. In addition, the Manager Indemnified Parties will not be liable for trade errors that may result from ordinary negligence, including errors in the investment decision making process and/or in the trade process.
(b)    Notwithstanding any other provisions of (i) this Agreement, (ii) the Original Management Agreement or (iii) that certain Asset Management Agreement, dated as of December 21, 2012, by and among Front Yard, FYR LP and Manager to the contrary, (A) neither Manager nor any of its Manager Related Parties shall be entitled to any indemnity or reimbursement of expenses or costs arising out of or relating to (1) any Claim brought by any stockholders of Manager

(in their capacity as stockholders of Manager) against (x) Manager or its directors or officers or (y) Front Yard or its Affiliates, (2) the lawsuit titled The Police Retirement System of St. Louis v. William C. Erbey, et al., Case No. 24-C-15-000223, or (3) any claim arising out of the negotiation or execution of this Agreement or the Original Management Agreement, and (B) neither Front Yard nor any of the Subsidiaries shall, as a result of this Agreement or any other agreement or commitment between Manager and Front Yard or their respective Affiliates existing on or before the Effective Date, acquire, assume, undertake, take subject to or otherwise be liable or responsible for any of the claims or liabilities described in clauses (1)(x) or (2) above or any other debts, liabilities or other obligations of Manager, its Affiliates or any other Person for, with respect to, arising from, related to or in connection with any preferred stock or any other debt or securities of Manager or any of its Affiliates (which, for the purposes of this Agreement, shall not include Front Yard and the Subsidiaries) at any time during the term of this Agreement or as a result of or in connection with any Termination Without Cause, any termination upon the occurrence of a Cause Event, or any termination upon a Manager Change of Control.
(c)    Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless Front Yard, the Subsidiaries and the directors, officers and employees of Front Yard, the Subsidiaries and each Person, if any, controlling Front Yard (each, a “Front Yard Indemnified Party”; a Manager Indemnified Party and a Front Yard Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of a Manager Indemnified Party constituting bad faith, willful misconduct, gross negligence or reckless disregard of any duties of Manager under this Agreement, or (ii) any claims by Manager’s (or any of its controlled Affiliate’s) employees relating to or arising out of their employment by Manager (or any such controlled Affiliate).
(d)    In case any such Claim is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section 8; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights other than pursuant to this Section 8. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section 8(d), also represent the indemnifying party in such investigation, action or proceeding. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided (i) such settlement is without any Losses whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section 8 to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 8.
(e)    Any Indemnified Party entitled to indemnification hereunder shall first seek recovery from any other indemnity then available to such Indemnified Party and/or any applicable insurance policies by which such Indemnified Party is indemnified or covered prior to seeking recovery hereunder and shall obtain the written consent of Front Yard or Manager (as applicable) prior to entering into any compromise or settlement which would result in an obligation of Front Yard or Manager (as applicable) to indemnify such Indemnified Party. If such Indemnified Party shall actually recover any amounts under any applicable insurance policies or other indemnity then available, it shall offset the net proceeds so received against any amounts owed by Front Yard or Manager (as applicable) by reason of the indemnity provided hereunder or, if all such amounts shall have been paid by Front Yard or Manager (as applicable) in full prior to the actual receipt of such net insurance proceeds, it shall pay over such proceeds (up to the amount of indemnification paid by Front Yard or Manager (as applicable) to such Indemnified Party) to Front Yard or Manager (as applicable). If the amounts in respect of which indemnification is sought arise out of the conduct of the business and affairs of Front Yard or Manager and also of any other Person or entity for which the Indemnified Party hereunder was then acting in a similar capacity, the amount of the indemnification to be provided by Front Yard or Manager (as applicable) may be limited to Front Yard’s or Manager’s (as applicable) allocable share thereof if so determined by Front Yard or Manager (as applicable) in good faith.
(f)    The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.
Section 9    No Joint Venture. Front Yard, FYR LP, on the one hand, and Manager, on the other hand, are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on any of them.

Section 10    Term; Renewal; Termination Without Cause.
(a)    This Agreement became effective on the Effective Date and shall continue in operation, unless terminated in accordance with the terms hereof, until the fifth (5th) anniversary of the Effective Date (the “Initial Term”). After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”) unless Front Yard or Manager elects not to allow the term of this Agreement to be automatically renewed, in accordance with Section 10(b) or Section 10(f), respectively.
(b)    Notwithstanding any other provision of this Agreement to the contrary, Front Yard may, at any time and in Front Yard’s sole determination and for any reason or no reason, upon at least one hundred eighty (180) days’ prior written notice to Manager (the “Termination Notice”), (A) terminate this Agreement for convenience and without cause (any such termination, a “Termination For Convenience”) or (B) in connection with the expiration of the Initial Term or the then current Automatic Renewal Term, elect not to allow this Agreement to automatically renew (any such nonrenewal of the term, a “Nonrenewal Termination”). Subject to Section 10(d) and Section 10(e), in the event of a Termination Without Cause, Front Yard shall pay to Manager the Termination Fee in cash by wire transfer of immediately available funds (or otherwise as permitted by Section 10(d) and Section 10(e)) on or prior to the applicable termination date (the “Effective Termination Date”). Front Yard may terminate this Agreement upon the occurrence of a Cause Event or upon the occurrence of a Manager Change of Control pursuant to Section 12 even after a Termination Notice has been delivered to Manager and, in the case of a valid termination pursuant to Section 12 prior to the effectiveness of the termination of this Agreement pursuant to such Termination Notice, no Termination Fee shall be payable by Front Yard to Manager hereunder; provided, that, for the avoidance of doubt, Front Yard shall retain the right at its option, upon the occurrence of a Manager Change of Control, to terminate this Agreement pursuant to this Section 10.
(c)    In connection with a Termination Without Cause, Front Yard shall have the right (but not the obligation), without any additional consideration paid to Manager (other than the Termination Fee), to license (in each case as set forth on Annex A) from Manager and/or its Affiliates on the Effective Termination Date all or any portion of the Management IP Platform. If Front Yard desires to exercise its right to license the Management IP Platform (or any portion thereof as determined by Front Yard), it shall give written notice to Manager in the Termination Notice or by separate written notice delivered to Manager at any time thereafter but no later than ninety (90) days prior to the Effective Termination Date, specifying, in reasonable detail, the portions of the Management IP Platform that Front Yard has elected to license from Manager and/or its Affiliates (the “Management IP Platform Election Notice”). The failure by Front Yard to deliver a Management IP Platform Election Notice to Manager as provided above shall be deemed to be a waiver by Front Yard to license all or any portion of the Management IP Platform. If Manager delivers a Management IP Platform Election Notice, Manager shall (and shall cause any of its controlled Affiliates to) license to Front Yard, and Front Yard shall license from Manager (and, if applicable, its Affiliates), the portion of the Management IP Platform specified in the Management IP Platform Election Notice (the “Licensed Management IP Platform”), provided, that in no event shall Front Yard or any Subsidiary acquire, assume, undertake, take subject to or otherwise be liable or responsible for any debts, liabilities or other obligations of Manager, any Affiliate of Manager or any other Person in connection with such licensing of the Management IP Platform (or any portion thereof), other than any liabilities and obligations accruing from and after the date of acquisition of the portion of the Licensed Management IP Platform as to which such liabilities or obligations relate. If Front Yard has exercised its right to license the Management IP Platform (or any portion thereof as may be determined by Front Yard), the Parties shall reasonably cooperate during the period from and after delivery of the Management IP Platform Election Notice through the Effective Termination Date to structure the licensing of the Management IP Platform (or any portion thereof as may be determined by Front Yard) in a manner that reasonably ensures continuity in the operations and business activities of Front Yard and the Subsidiaries and otherwise in compliance with Section 13. Neither Manager nor any of its controlled Affiliates shall, at any time during the term of this Agreement, transfer, license or assign all or any portion of the Management IP Platform to a competitor of Front Yard or any Subsidiary, other than in connection with a Manager Change of Control.
(d)    At the absolute discretion of the Board, all or any portion of an Installment Payment may be payable by Front Yard to Manager in shares of Common Stock if the Common Stock is traded at such time on a national securities exchange and provided that (i) no amounts shall be payable in Common Stock to the extent the ownership of such Common Stock by Manager would violate the limit on ownership of Common Stock set forth in Front Yard’s Governing Agreements, after giving effect to any waiver from such limit that the Board may grant to Manager in the future, (ii) the issuance of Common Stock to Manager shall comply with all applicable restrictions under law and stock exchange regulation, (iii) Front Yard shall use best efforts to cause any such shares of Common Stock to be registered for sale under the Securities Act, and (iv) Manager may sell or distribute any such Common Stock in the manner that it determines, in its absolute discretion, subject to applicable law. In the event Front Yard chooses to pay any portion of an Installment Payment in the form of Common Stock in accordance with this Section 10(d), the value of each share of Common Stock shall be deemed to be the VWAP of the Common Stock for the five (5) Business Days immediately preceding the applicable Installment Payment Date with respect to Common Stock to be paid on such Installment Payment Date.
(e)    Notwithstanding anything to the contrary contained in this Section 10 or elsewhere in this Agreement, at least fifty percent (50%) of the Termination Fee shall be paid in cash on the Effective Termination Date and the remainder of the Termination Fee may be paid (either in cash or in Common Stock pursuant to Section 10(d)), at Front Yard’s option, in up to three (3) equal quarterly installments (without interest), with each such quarterly installment (each, an “Installment Payment”) to be paid on the sixth (6th), ninth (9th) and twelfth (12th) month anniversary of the Effective Termination Date (each, an “Installment Payment Date”) until the Termination Fee has been paid in full.
(f)    No later than one hundred eighty (180) days prior to the end of the Initial Term or the then current Automatic Renewal Term, as applicable, Manager may deliver written notice to Front Yard informing Front Yard of Manager’s election not to allow this Agreement to automatically renew, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective at the end of the Initial Term or the then current Automatic Renewal Term, as applicable. Front Yard is not required to pay to Manager the Termination Fee or any other amount, compensation, termination fee or penalty in connection with Manager terminating this Agreement pursuant to this Section 10(f).
(g)    Except as set forth in this Section 10, a termination or nonrenewal of this Agreement pursuant to this Section 10 shall be without any further liability or obligation of any Party to any other Party, except as provided in Section 5, Section 7, Section 8, Section 10 and Section 14 of this Agreement; provided, that any obligations to pay any accrued and unpaid compensation (including any accrued but unpaid Base Management Fee and/or Incentive Fee up to and including the date of termination), fees or expense reimbursement hereunder shall survive the termination of this Agreement.
Section 11    Assignments.
(a)    Assignments by Manager. Manager shall not assign this Agreement, in whole or in part, without the prior written consent of Front Yard. Any such assignment or purported assignment without such consent shall be void and constitute a material breach of this Agreement. Any assignment consented to by Front Yard shall bind the assignee under this Agreement in the same manner as Manager is bound, and Manager shall be liable to Front Yard and FYR LP for all acts or omissions of the assignee under any such assignment to the extent that Manager would have been liable to Front Yard or FYR LP under this Agreement for such acts or omissions. In addition, the assignee shall execute and deliver to Front Yard and FYR LP a counterpart of this Agreement naming such assignee as Manager. Notwithstanding the foregoing, Manager may, without the approval of Front Yard, (i) delegate to one or more Affiliates of Manager at Manager’s sole cost and without increasing any amounts payable to Manager by Front Yard hereunder in excess of the Base Management Fee, the performance of any of Manager’s responsibilities hereunder, provided that notwithstanding anything to the contrary contained in any agreement between Manager and such Affiliate, Manager shall remain fully liable for any such Affiliate’s performance, or (ii) assign this Agreement to a wholly owned Affiliate of Manager if such assignment does not adversely affect Front Yard or any Subsidiary as reasonably determined by Front Yard. Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to Manager or any of its Affiliates under this Agreement.
(b)    Assignments by Front Yard or FYR LP. This Agreement shall not be assigned, in whole or in part, by Front Yard or FYR LP without the prior written consent of Manager. Any such assignment or purported assignment without such consent shall be void and constitute a material breach of this Agreement. Notwithstanding the foregoing, (i) Front Yard may, without the approval of Manager, assign this Agreement to another REIT or other Person which is a successor (by merger, consolidation, purchase of all or substantially all assets, or other similar transaction) to Front Yard, in which case such successor shall be bound under this Agreement and by the terms of such assignment in the same manner as Front Yard is bound under this Agreement and, if such successor directly or indirectly acquires all or substantially all of the assets of Front Yard and the Subsidiaries in connection with such assignment, Front Yard shall be released from all further obligations under this Agreement, and (ii) FYR LP may assign this Agreement to another Subsidiary, in which case such other Subsidiary shall be bound under this Agreement and by the terms of such assignment in the same manner as FYR LP is bound under this Agreement and FYR LP shall remain liable to

Manager for all acts or omissions of the assignee under any such assignment to the extent that FYR LP would have been liable to Manager under this Agreement for such acts or omissions.
Section 12    Termination for Cause; Manager Change of Control; Termination by Manager.
(a)    Front Yard may terminate this Agreement effective upon not less than thirty (30) days’ prior written notice of termination from Front Yard to Manager, without payment of the Termination Fee or any other compensation, fee or penalty, upon the occurrence of a Cause Event or a Manager Change of Control. Upon any such termination, solely if such termination was triggered by any Cause Event, Front Yard shall have the right, without any consideration payable to Manager, license all or any portion of the Management IP Platform pursuant to the provisions set forth in Section 10(c), mutatis mutandis. In connection with any such election by Front Yard to license all or any portion of the Management IP Platform, the provisions of Section 10(c) shall apply mutatis mutandis except any Management IP Platform Election Notice shall be provided no later than thirty (30) days (rather than ninety (90) days) prior to the applicable termination date.
(b)    Manager may terminate this Agreement effective upon sixty (60) days’ prior written notice of termination to Front Yard in the event that Front Yard shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such thirty (30)-day period (or sixty (60) days after written notice of such breach if Front Yard takes steps to cure such breach within thirty (30) days of the written notice). If the termination of this Agreement is made pursuant to this Section 12(b), Front Yard is required to pay to Manager the Termination Fee in cash by wire transfer of immediately available funds on or prior to the date of such termination.
(c)    Manager or Front Yard may terminate this Agreement in the event Front Yard becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event. For the avoidance of doubt, Manager shall not be entitled to any compensation, fee or penalty as a result of termination of this Agreement pursuant to this Section 12(c). Notwithstanding the foregoing, in the event that a majority of the Board (which must include a majority of the Independent Directors) makes an affirmative determination for Front Yard to be regulated as an investment company under the Investment Company Act, this Agreement shall automatically terminate and Manager shall be entitled to the Termination Fee.
Section 13    Action Upon Termination. From and after the Effective Termination Date or other effective date of termination of this Agreement pursuant to Section 10 or Section 12, Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the Effective Termination Date or other effective date of termination and, if Manager is so entitled thereto in accordance with the terms of this Agreement, the Termination Fee. Upon any such termination, Manager shall forthwith:

(i)    after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to Front Yard or any Subsidiary all money collected and held for the account of Front Yard or a Subsidiary pursuant to this Agreement;
(ii)    deliver to the Board a full accounting, including a statement showing all payments collected by Manager and a statement of all money held by Manager, covering the period following the date of the last accounting furnished to the Board with respect to Front Yard and any Subsidiary;
(iii)    deliver to the Board all property and documents of Front Yard and any Subsidiary then in the custody of Manager, without retaining any copies thereof; and
(iv)    cooperate with Front Yard and any Subsidiary, to the extent requested by Front Yard or any Subsidiary, in executing an orderly transition of the management of Front Yard’s and each of the Subsidiaries’ assets to a new manager or otherwise in accordance with the direction of Front Yard, including by (A) providing transition services (including Manager’s India subsidiary and the right to use any office space and assisting Front Yard and any Subsidiary, in all reasonable respects, with the recruiting, hiring and/or training of new replacement employees of Front Yard or any Subsidiary who are not employees of Manager or any of its controlled Affiliates to fulfill the roles previously fulfilled by employees of Manager or any of its controlled Affiliates), as requested by Front Yard, for a period of up to one (1) year or such longer period as is mutually agreed to by the Parties (“Transition Period”), at cost (and in no event greater than the Base Management Fee at the time of termination) (it being understood and agreed that Manager shall not, solely during the Transition Period for so long as Manager is providing a substantial amount of transition services to Front Yard and the Subsidiaries, use the Licensed IP for a business competitive with the businesses of Front Yard or any of the Subsidiaries as of the date of termination of this Agreement), reasonably necessary to enable the orderly transition of the management of Front Yard’s and each of the Subsidiaries’ assets at substantially the same service level as provided under this Agreement and (B) providing to Front Yard, at its request, a then current list of all employees of Manager or its controlled Affiliates who spend a substantial portion of their time in performing (or supervising the performance of) services for or on behalf of Front Yard (or any Subsidiary) (it being expressly understood that, subject to and in accordance with all applicable laws, Front Yard (or any Subsidiary) shall have the right to solicit for employment and/or hire such employees).
Section 14    Release of Money or Other Property Upon Written Request. Manager agrees that any money or other property of Front Yard or any Subsidiary held by Manager shall be held by Manager as custodian for Front Yard or such Subsidiary, and Manager’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by Front Yard or such Subsidiary. Upon the receipt by Manager of a written request signed by a duly authorized officer of Front Yard requesting Manager to release to Front Yard any money or other property then held by Manager for the account of Front Yard or any Subsidiary under this Agreement, Manager shall release such money or other property to Front Yard or any Subsidiary designated by Front Yard within a reasonable period of time, but in no event later than thirty (30) days following such request. Upon delivery of such money or other property to Front Yard or the appropriate Subsidiary, Manager shall not be liable to Front Yard, any Subsidiary, the Board, or the stockholders of Front Yard or the interest holders of any Subsidiary for any acts or omissions by Front Yard or any Subsidiary in connection with the money or other property released in accordance with this Section 14. Front Yard and FYR LP shall indemnify Manager and the other Manager Indemnified Parties against any and all Losses which arise in connection with Manager’s release of such money or other property in accordance with the terms of this Section 14. Indemnification pursuant to this provision shall be in addition to any right of Manager to indemnification under Section 8 of this Agreement.
Section 15    Representations and Warranties.
(a)    Front Yard hereby represents and warrants to Manager as follows:
(i)    Front Yard is duly organized, validly existing and in good standing under the laws of the State of Maryland, has the corporate power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that would not in the aggregate reasonably be expected to have a material adverse effect on the business operations, assets or financial condition of Front Yard and the Subsidiaries, if any, taken as a whole.
(ii)    Front Yard has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person that has not already been obtained, including stockholders and creditors of Front Yard, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by Front Yard in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of Front Yard, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of Front Yard enforceable against Front Yard in accordance with its terms.
(iii)    The execution, delivery and performance of this Agreement and the documents or instruments required hereunder by Front Yard will not violate any provision of any existing law or regulation binding on Front Yard, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on Front Yard, or the Governing Agreements of, or any securities issued by Front Yard or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which Front Yard is a party or by which Front Yard or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of Front Yard and the Subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.
(b)    FYR LP hereby represents and warrants to Manager as follows:
(i)    FYR LP is duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign limited partnership and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that would not in the aggregate reasonably be expected to have a material adverse effect on the business operations, assets or financial condition of FYR LP and the Subsidiaries, if any, taken as a whole.
(ii)    FYR LP has all requisite power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person that has not already been obtained, including partners and creditors of FYR LP, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by FYR LP in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of FYR LP, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of FYR LP enforceable against FYR LP in accordance with its terms.
(iii)    The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on FYR LP, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on FYR LP, or the Governing Agreements of, or any securities issued by FYR LP or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which FYR LP is a party or by which FYR LP or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of FYR LP and the Subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.
(c)    Manager hereby represents and warrants to the other Parties as follows:

(i)    Manager is duly organized, validly existing and in good standing under the laws of U.S. Virgin Islands, has the corporate power and authority and the legal right to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that would not in the aggregate reasonably be expected to have a material adverse effect on the business operations, assets or financial condition of Manager.
(ii)    Manager has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including stockholders and creditors of Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of Manager enforceable against Manager in accordance with its terms.
(iii)    The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on Manager, or the Governing Agreements of, or any securities issued by Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which Manager is a party or by which Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of Manager, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.
Section 16    Miscellaneous.
(a)    Notices. Any notices that may or are required to be given hereunder by any party to another shall be deemed to have been duly given if (i) personally delivered, when received, (ii) sent by U.S. Express Mail or recognized overnight courier, on the second following Business Day (or third following Business Day if mailed outside the United States), (iii) delivered by electronic mail, when received or (iv) posted on a password protected website maintained by Manager and for which Front Yard and FYR LP have received access instructions by electronic mail, when posted:

Front Yard or FYR LP:	Front Yard Residential Corporation 5100 Tamarind Reef Christiansted, United States Virgin Islands 00820 Attention: General Counsel
with a copy to:	Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Attention: W. Michael Bond, Esq. Email: michael.bond@weil.com
Manager:	Altisource Asset Management Corporation 5100 Tamarind Reef Christiansted, United States Virgin Islands 00820 Attention: General Counsel Email: Stephen.Gray@AltisourceAMC.com
with a required copy to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: Ronald C. Chen, Esq. Email: rcchen@wlrk.com
and	Marjorie Rawls Roberts, P.C. Charlotte Amalie St. Thomas U.S. Virgin Islands Attention: Sean E. Foster Email: sean@marjorierobertspc.com
(b)    Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided herein.
(c)    Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.
(d)    Amendments. Neither this Agreement, nor any terms hereof, may be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

(e)    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.
(f)    WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT WHETHER IN CONTRACT OR IN TORT OR OTHERWISE.
(g)    Survival of Representations and Warranties. All representations and warranties made hereunder shall survive the execution and delivery of this Agreement.
(h)    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
(i)    Costs and Expenses. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of this Agreement, and all matters incident thereto.
(j)    Actions of Front Yard or Subsidiaries. Notwithstanding anything to the contrary contained herein, except as otherwise expressly provided herein, any action, decision, determination, direction, appointment, selection, approval or consent to be taken, made, granted, given or delivered by Front Yard or any Subsidiary pursuant to and as expressly provided by the terms of this Agreement (a “Company Action”) shall be in Front Yard’s or such Subsidiary’s sole and absolute discretion and shall be authorized to be taken, made granted, given or delivered by Front Yard or any such Subsidiary only if such Company Action is first approved or consented to by a majority of the Board (which shall include a majority of the Independent Directors).

(k)    Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.
(l)    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
(m)    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(n)    Original Management Agreement. This Agreement shall amend and restate the Original Management Agreement in its entirety as of the Effective Date. From and after the Effective Date, the Original Management Agreement shall be of no further force or effect except with respect to any matters accruing or arising prior to the Effective Date which shall continue to be governed and controlled by the terms of the Original Management Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amended and Restated Management Agreement as of the date first written above.

FRONT YARD RESIDENTIAL CORPORATION

By:	/s/ George G. Ellison
	Name:	George G. Ellison
	Title:	Chief Executive Officer

FRONT YARD RESIDENTIAL, L.P.

By:	Front Yard Residential GP, LLC,
its general partner

By:	Front Yard Residential Corporation
its sole member

By:	/s/ George G. Ellison
	Name:	George G. Ellison
	Title:	Chief Executive Officer

ALTISOURCE ASSET MANAGEMENT CORPORATION

By:	/s/ Robin N. Lowe
	Name:	Robin N. Lowe
	Title:	Chief Financial Officer

Annex A
Management IP Platform
1. “Management IP Platform” shall mean the following:
(i)Non-exclusive, freely transferable and sublicensable, royalty-free, worldwide, perpetual, irrevocable license to use, reproduce, distribute, perform, display, prepare derivative works of and otherwise exploit Manager’s purchasing model for Front Yard (current and historic), which enables the calculation of maximum purchase price levels to achieve target return levels at the asset level with asset specific data and assumptions and sensitivity analysis capability.
(ii)Non-exclusive, freely transferable and sublicensable, royalty-free, worldwide, perpetual, irrevocable license to use, reproduce, distribute, perform, display, prepare derivative works of and otherwise exploit Manager’s operating model for Front Yard (current and historic), which is used to track and forecast the current and potential financial outcomes of Front Yard in a number of different scenarios.
(iii)Non-exclusive, freely transferable and sublicensable, royalty-free, worldwide, perpetual, irrevocable license to use, reproduce, distribute, perform, display, prepare derivative works of and otherwise exploit information, analysis and coding created by Manager relating to the management of Front Yard assets, including the Enterprise Data Warehouse storing information related to rental properties of Front Yard and the ODOO platform under development by Manager, which currently provides for expense sheet management for Manager’s India subsidiary and includes an ITHelpdesk module for all Front Yard ITHelpdesk tickets.
(iv)Non-exclusive, freely transferable and sublicensable, royalty-free, worldwide, perpetual, irrevocable license to use, reproduce, distribute, perform, display, prepare derivative works of and otherwise exploit coding and sublicense to use licenses to sites used by Manager in the management of Front Yard assets.
2.All intellectual property to be licensed by Front Yard (the “Licensed IP”) shall be licensed pursuant to the terms of a software license agreement containing customary representations and warranties, covenants and other terms reasonably satisfactory to Front Yard and Manager including the following:

(a)
Provisions confirming (i) that each party will have sole and exclusive ownership of any derivative works of the Licensed IP or other improvements or modifications that such party creates, or that has been created for such party by a third party, during and after the term of the software license agreement, and (ii) assignments among the parties to effect the foregoing.

(b)	Provisions requiring that Manager deliver to Front Yard, in a format reasonably acceptable to Front Yard, full and complete working copies of the Licensed IP

(including in both object and source code format) and any manuals and other materials related to the Licensed IP that contain information reasonably necessary for Front Yard to understand and use and exploit the Licensed IP.

(c)
Provisions requiring that Manager cooperate with and assist Front Yard with the installation, setup and orderly transition of the management and use of the Licensed IP following the delivery thereof to Front Yard.

(d)	Covenants providing that Manager will not transfer, license or assign the Licensed IP to a competitor of Front Yard or any Subsidiary.

(e)
Representations and warranties by Manager with respect to the following: (i) Manager’s sole and exclusive ownership of the Licensed IP and valid and continuing rights to all other intellectual property rights, including the right to sublicense, necessary to grant, and for Front Yard and the Subsidiaries to receive, licenses to the Licensed IP, (ii) no infringement upon, misappropriation of, or violation of any intellectual property rights of any Person, (iii) no pending or threatened claims with respect to the Licensed IP, (iv) the creation of the Licensed IP solely by employees of Manager within the scope of their employment, and (v) that the Licensed IP does not incorporate or use any open source software in any manner that requires the contribution, licensing, attribution or disclosure to any third party of any portion of the source code of the Licensed IP or that would diminish or transfer the rights of ownership in the Licensed IP to any third party.

Annex B
Illustrative Example
of Base Management Fee, Incentive Fee and Aggregate Fee Cap Calculations
{attached}

ANNEX B - Sample Fee Calculation
Illustration Only
Acquisitions on Equity:
	Equity raise		0					0					500,000
	Increase in Gross Assets		0	0	0	0		0	0	0	0		555,556	555,556	555,556	0

AMA							IF					IF					IF
Section		FY0Q4	FY1Q1	FY1Q2	FY1Q3	FY1Q4	FY1	FY2Q1	FY2Q2	FY2Q3	FY2Q4	FY2	FY3Q1	FY3Q2	FY3Q3	FY3Q4	FY3
	Gross Rental Assets	2,200,000	2,204,400	2,208,809	2,213,226	2,217,653	2,208,818	2,222,088	2,226,532	2,230,985	2,235,447	2,226,541	2,795,474	3,356,620	3,918,889	3,926,727	3,246,632
	Share count	54,000	54,000	54,000	54,000	54,000	54,000	54,000	54,000	54,000	54,000	54,000	87,333	87,333	87,333	87,333	87,333
	AFFO Per share prior to Base Fees		0.19	0.21	0.23	0.24	0.87	0.25	0.26	0.27	0.28	1.05	0.35	0.35	0.35	0.35	1.40
	AFFO Prior to Base Fees		10,260	11,340	12,420	12,960	46,980	13,608	14,016	14,437	14,870	56,931	30,567	30,567	30,567	30,567	122,267
6.c.ii.A	Minimum Base Fee		3,584	3,584	3,584	3,584	14,336	3,584	3,584	3,584	3,584	14,336	3,584	3,584	3,584	3,584	14,336
	Adjusted AFFO		6,676	7,756	8,836	9,376	32,644	10,024	10,432	10,853	11,286	42,595	26,983	26,983	26,983	26,983	107,931
	Adjusted AFFO/Share		0.12	0.14	0.16	0.17	0.60	0.19	0.19	0.20	0.21	0.79	0.31	0.31	0.31	0.31	1.24
	AFFO @ 0.15/share		8,100	8,100	8,100	8,100	32,400	8,100	8,100	8,100	8,100	32,400	13,100	13,100	13,100	13,100	52,400
	Excess AFFO		0	0	736	1,276	244	1,924	2,332	2,753	3,186	10,195	13,883	13,883	13,883	13,883	55,531
6.c.ii.A	Additional Base Fee (2)		0	0	368	638	122	962	1,166	1,376	1,593	5,097	6,941	6,941	6,941	6,941	27,765
	Total Base Fee (1)+(2)		3,584	3,584	3,952	4,222	15,342	4,546	4,750	4,960	5,177	19,433	10,525	10,525	10,525	10,525	42,101
6.c.ii.A	Base Fee Cap (Assets<$2.25Bn)		5,250	5,250	5,250	5,250		5,250	5,250	5,250	5,250		5,250	5,250	5,250	5,250
6.c.ii.B	Base Fee based on Gross Assets		0	0	0	0		0	0	0	0		5,250	5,688	6,067	6,418
	RESET Flag	—	—	—	—	—		—	—	—	—		1	1	1	1
	Base Fee Paid		3,584	3,584	3,952	4,222	15,342	4,546	4,750	4,960	5,177	19,433	5,250	5,688	6,067	6,418	23,422
	AFFO post Base Fee Paid		6,676	7,756	8,468	8,738	31,638	9,062	9,266	9,476	9,693	37,497	25,317	24,879	24,500	24,149	98,844
	AFFO post Base Fee Paid/Share		0.12	0.14	0.16	0.16	0.59	0.17	0.17	0.18	0.18	0.69	0.29	0.28	0.28	0.28	1.13
6.e	Aggregate Fee Cap						21,000					21,000					27,230
	Gross Shareholder Equity	600,000	602,985	607,058	611,853	616,926	607,764	622,332	627,952	633,790	639,854	628,171	1,156,444	1,174,936	1,194,174	1,213,076	1,075,697
6.c.ii.A	Target AFFO (FY2021+) @ 60 cents						32,400					32,400					52,400
6.c.ii.A	AFFO adjustment amount[1]						(762)					0					0
	Final Base Fee post AFFO adjustment						14,580					19,433					23,422
	AFFO post adjustment						32,400					37,497					98,844
	Incentive Fee hurdle						30,388					31,409					53,785
	AFFO over Hurdle						2,012					6,089					45,060
	Incentive Fee payable						402					1,218					3,808
	AAMC Fee Total						14,982					20,651					27,230
	AFFO (Post Incentivee Fee & Base Fee)						31,998					36,280					95,037
	AFFO (Post Incentive Fee & Base Fee)/Share						0.59					0.67					1.09
6.d	AFFO adjustment post Incentive Fee						(402)					0					0
	Final Incentive Fee[2]						0					1,218					3,808
	AFFO						32,400					36,280					95,037
	AFFO/share						0.60					0.67					1.09

	Incentive Fee without cap						402					1,218					9,012
	ROE before Incentive Fee		4.43%	5.11%	5.54%	5.67%	5.33%	5.82%	5.90%	5.98%	6.06%	5.97%	8.76%	8.47%	8.21%	7.96%	9.19%
	ROE after Incentive Fee						5.33%					5.78%					8.83%

	1. This adjustment would not occur in 2019 or 2020, unless the Reset Date has occurred.
	2. Final IF is limited by the Fee Cap. Without this cap IF would have been $9,012 million in FY3.